004 Putnam Income Fund attachment
4/30/04 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds period ended April 30, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $90,599.

72DD1 (000s omitted)

Class A	17,577
Class B	5,097
Class C	417

72DD2 (000s omitted)

Class M	10,612
Class R	--
Class Y	12,356

73A1

Class A	0.106
Class B	0.080
Class C	0.080

73A2

Class M	0.099
Class R	0.097
Class Y	0.114

74U1 (000s omitted)

Class A	153,891
Class B	56,313
Class C	4,772

74U2 (000s omitted)

Class M	98,240
Class R	--
Class Y	119,474

74V1

Class A	6.70
Class B	6.66
Class C	6.68

74V2

Class M	6.63
Class R	6.70
Class Y	6.74